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EXHIBIT 11.1

                STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                 (amounts in thousands except per share data)


Year Ending May 31,                                                  1997            1996             1995
-------------------                                                -------          ------           ------
Net income (loss) from continuing operations                       $(4,308)         $4,778           $  705
                                                                   -------          ------           ------
Net income (loss)                                                  $(4,308)         $6,982           $3,002
                                                                   =======          ======           ======

Weighted average number of common shares
   outstanding                                                       4,375           4,133            4,218

Common share equivalents assuming exercise
   of stock options and warrants                                        --             260              122
                                                                   _______          ______           ______
Average shares used in computing earnings
   per share                                                         4,375           4,393            4,340

Net income (loss) per share from
   continuing operations                                           $ (0.99)         $ 1.09           $ 0.16
Net income per share from discontinued
   operations                                                           --            0.50             0.53
                                                                   -------          ------           ------
Total earnings (loss) per share                                    $ (0.99)         $ 1.59           $ 0.69
                                                                   =======          ======           ======
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